Exhibit 99.1
AMEX Approves Franklin Bank Corp.’s Compliance Plan
HOUSTON, April 22, 2008 (PRIME NEWSWIRE) — Franklin Bank Corp. (Nasdaq:FBTX) (AMEX:FBK-P.LF) (“Franklin”) announced that, on April 16, 2008, Franklin received a letter (the “AMEX Letter”) from the staff of The American Stock Exchange (“AMEX”) stating that AMEX has approved Franklin’s compliance plan that was submitted on April 3, 2008. Franklin’s Series A Non-Cumulative Perpetual Preferred Stock (“Preferred Stock”) trades on AMEX under the symbol “FBK-P.LF.”
As previously announced, on March 20, 2008, Franklin received a notice (the “Notice”) from the staff of AMEX indicating that Franklin was not in compliance with Sections 134 and 1101 of the AMEX Company Guide as a result of Franklin’s failure to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Form 10-K”) on a timely basis. On April 3, 2008, Franklin submitted a plan to AMEX to bring Franklin into compliance with the AMEX Company Guide as required by the Notice (the “Plan”).
Subject to Franklin complying with and making progress under the Plan, AMEX has granted Franklin an extension until June 30, 2008 to file the Form 10-K. In addition, because the delay in filing Franklin’s Form 10-K is expected to delay filing of Franklin’s Quarterly Report on Form 10-Q for the period ending March 31, 2008, AMEX granted Franklin an extension until July 31, 2008 to file its Quarterly Report on Form 10-Q for such period, subject to the same conditions. The staff of AMEX will review Franklin periodically for compliance with the Plan. Provided that Franklin complies with the Plan and makes progress under it, AMEX will continue to list the Preferred Stock pursuant to such extension until July 31, 2008.
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin’s common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through the offering of the Preferred Stock.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.

Forward Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, strategies, and the results of Franklin’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future results to differ materially from these statements.
Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions, including continuation for a prolonged period of current conditions in the housing, mortgage and credit markets. Other specific risks related to Franklin include the following: a determination by the staff of AMEX that Franklin is not in compliance with or making progress under the Plan, as discussed in this press release; the results of the pending investigation of the Audit Committee as discussed in Franklin’s press release on March 14, 2008; potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.
Contact: Russell McCann at (713) 339-8999